Exhibit A

Dominick’s Finer Foods, Inc.

401(k) Retirement Plan for

Union Employees

Financial Statements for the Years Ended

December 31, 2003 and 2002, Supplemental

Schedule as of December 31, 2003 and

Report of Independent Registered Public

Accounting Firm

DOMINICK’S FINER FOODS, INC.

401(k) RETIREMENT PLAN FOR UNION EMPLOYEES

All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Safeway Benefit Plans Committee

    and Plan Participants:

We have audited the accompanying statements of net assets available for benefits of Dominick’s Finer Foods, Inc. 401(k) Retirement Plan for Union Employees (the “Plan”) as of December 31, 2003 and 2002, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2003 and 2002, and the changes in net assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental schedule of assets (held at end of year) as of December 31, 2003 is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in our audit of the basic 2003 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/ Deloitte & Touche

San Francisco, California

June 23, 2004

DOMINICK’S FINER FOODS, INC.

401(k) RETIREMENT PLAN FOR UNION EMPLOYEES

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

DECEMBER 31, 2003 AND 2002

	2003	2002
ASSETS:
Investments at fair value:
Mutual Funds	$60,050,913	$44,511,270
Safeway Stock Account	1,539,043	1,638,280
Short-term investment funds	—	144
Participant loans	5,441,651	5,431,002

Total	67,031,607	51,580,696

Investments at contract value - guaranteed long term fund	80,103,106	77,960,193

Total investments	147,134,713	129,540,889

NET ASSETS AVAILABLE FOR BENEFITS	$147,134,713	$129,540,889

See notes to financial statements.

DOMINICK’S FINER FOODS, INC.

401(k) RETIREMENT PLAN FOR UNION EMPLOYEES

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

YEARS ENDED DECEMBER 31, 2003 AND 2002

	2003	2002
ADDITIONS
Investment (loss) income:
Net appreciation (depreciation) in fair value of investments	$11,878,204	$(12,261,034)
Interest income	3,619,028	4,223,458
Loan interest income	348,667	426,105

Total investment income (loss)	15,845,899	(7,611,471)

Participant contributions	8,879,500	9,614,870

Total additions	24,725,399	2,003,399

DEDUCTIONS
Benefits paid to participants	7,097,455	4,269,902
Administrative fees	34,120	33,543

Total deductions	7,131,575	4,303,445

NET INCREASE (DECREASE)	17,593,824	(2,300,046)

NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	129,540,889	131,840,935

End of year	$147,134,713	$129,540,889

See notes to financial statements.

DOMINICK’S FINER FOODS, INC.

401(k) RETIREMENT PLAN FOR UNION EMPLOYEES

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2003 AND 2002

1.	DESCRIPTION OF THE PLAN

The following description of the Dominick’s Finer Foods, Inc. 401(k) Retirement Plan for Union Employees (the “Plan”) is provided for general information only. Participants should refer to the Summary Plan Description for more complete information about the Plan’s provisions. The following description reflects all Plan amendments through December 31, 2003.

General—The Plan is a defined contribution plan available to Dominick’s Finer Foods, Inc. (the ”Company”) union employees who have attained age 21 and completed one month of employment. In November 1998, the Company was acquired by Safeway Inc., which assumed sponsorship of the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

Trustee and Recordkeeper—The trustee and recordkeeper of the Plan is Connecticut General Life Insurance Company. Transactions of the Plan have been executed by the Trustee under the terms of the trust agreement. The Trustee keeps account of all investments, receipts and disbursements, and other transactions and provides the Company with reports detailing such information.

Contributions—The Plan is funded through participant contributions. Employees may elect to contribute between 1% to 18% of their eligible pay, up to a maximum contribution of $12,000 and $11,000 for the years ended December 31, 2003 and 2002, respectively. Participant contributions are not currently taxable to participants pursuant to Section 401(k) of the Internal Revenue Code. Distributions after age 59 1/2 are taxed as ordinary income and are subject to withholding. Employer contributions are not permitted.

Effective September 1, 2003, participants aged 50 or over by December 31, 2003 are eligible to contribute an additional $2,000 in catch-up contributions to their 401(k) account before the end of the plan year.

Participant Accounts—Each participant’s account is credited with the participant’s contributions and income thereon. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Vesting—Participants are fully vested in their account balances.

Investment Options—Participants may direct their contributions to any one or combination of seven investment funds, as elected by the participant. The guaranteed long term fund invests in a diversified portfolio primarily consisting of commercial mortgages and privately placed and publicly traded debt securities, including corporate bonds, and asset backed securities. This account is fully benefit-responsive. The guaranteed interest rate was 4.58% and 5.89% as of and for the years ended December 31, 2003 and 2002, respectively. Participants may change their investment options on a daily basis.

Payment of Benefits—Upon termination of employment, a participant may elect (a) to leave the balance of his or her account in the Plan until April 1 of the year following the year in which the participant turns age 70 1/2, (b) to receive an immediate lump sum distribution as cash, as Safeway Stock (to the extent invested in the Safeway Stock Fund) or as a rollover to another qualified plan or Individual Retirement Account, or (c) receive a series of payments over a period of years not to exceed the participant’s life expectancy if such balance exceeds $5,000. The optional forms of annuity payments are (i) a 10 or 15 Years Certain and Life Annuity, (ii) a Contingent Annuitant – Ten Years Certain and Life Annuity, (iii) a Flexible Installment Refund Annuity, or (iv) a 5, 10 or 15 Years Installment Refund Annuity. If a participant’s balance is less than $5,000, the participant must receive an immediate lump sum distribution.

Loans—Participants may borrow a minimum of $1,000 up to a maximum of the lesser of $50,000 or 50% of their account balance. The loan term cannot exceed 5 years except loans used to purchase a primary residence may have terms up to 15 years. Any outstanding balance is due and payable upon termination of employment, disability, or death. Loans are secured by the participant’s account. The interest rate charged on participant loans shall be a fixed reasonable rate of interest, determined from time to time by the Administrator, which provides the Plan with a return commensurate with the prevailing interest rate charged by persons in the business of lending money for loans which would be made under similar circumstances. The interest rate may be changed from time to time without the necessity of amending this Plan and Trust document. Principal and interest payments are made through payroll deductions. Participants may only have one loan outstanding. At December 31, 2003 and 2002, respectively, there were 1,183 and 1,260 loans outstanding with interest rates ranging from 5.25% to 10.50%.

Plan Termination—Although the Company has not expressed any intent to terminate the Plan, it may do so at any time. In the event of termination of the Plan, the assets of the Plan would be distributed to the participants in accordance with the value of their individual investment accounts.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting—The accompanying financial statements of the Plan have been prepared in accordance with accounting principles generally accepted in the United States of America.

Investment Valuation and Income Recognition—The Plan’s investments are stated at fair value, except for the guaranteed income fund, which are stated at contract value. The fair values of the Plan’s investments are determined based on quoted market prices which represent the net asset value of shares held by the Plan at year-end. Participant loans are stated at amortized cost, which approximates fair value. Purchases and sales of securities are recorded on the trade date. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Expenses of the Plan—Certain administrative expenses of the Plan are paid by the Company.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions to and deductions from net assets available for benefits during the reporting period. Actual results could differ from these estimates.

Payment of Benefits—Benefits are recorded when paid.

Income taxes—The Plan obtained its latest determination letter, dated March 31, 2003, in which the Internal Revenue Service stated that the Plan, as then designed, was in compliance with the applicable requirements of the Internal Revenue Code. The plan administrator and Plan’s tax counsel believe that the Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

3.	INVESTMENTS

The fair values of individual investments that represent 5% or more of the Plan’s net assets at December 31, 2003 and 2002 were as follows:

	2003	2002
Guaranteed Long Term Fund	$80,103,106	$77,960,193
S&P 500 Stock Index Account	21,991,352	16,480,808
Fidelity Advisor Growth Opportunities Account	14,995,827	10,816,312
Balanced Income/Wellington Management Account	11,167,632	9,108,878

During the years ended December 31, 2003 and 2002, net appreciation (depreciation) of assets recorded at fair value, including net realized gains and losses, was as follows:

	2003	2002
CIGNA Common trust accounts:
S&P 500 Stock Index Account	$4,616,387	$(5,055,077)
Fidelity Advisor Growth Opportunities Account	3,214,784	(3,235,776)
Credit Suisse International Equity Account	1,062,772	(827,040)
Balanced Income/Wellington Management Account	1,817,834	(1,197,223)
CIGNA Lifetime Fund Accounts	1,142,662	(639,684)
Safeway Inc. common stock	23,765	(1,306,234)

Net appreciation (depreciation) in fair value of investments	$11,878,204	$(12,261,034)

4.	PARTY-IN-INTEREST TRANSACTIONS

The Plan’s investments include Safeway Inc. common stock representing party-in-interest transactions that qualify as exempt prohibited transactions.

Certain Plan investments are shares of common trust accounts managed by CIGNA Retirement and Investment Services (“CIGNA”). CIGNA is an affiliate of the trustee as defined by the Plan and, therefore, these transactions qualify as party-in-interest transactions. Administrative fees paid to CIGNA for recordkeeping were $34,120 and $33,543 in 2003 and 2002, respectively.

* * * * * *

DOMINICK’S FINER FOODS, INC.

401(k) RETIREMENT PLAN FOR UNION EMPLOYEES

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)

DECEMBER 31, 2003

		Number of Units	Current Value
	Common Trust Accounts:
*	Guaranteed Long Term Fund	1,859,842	$80,103,106
*	S&P 500 Stock Index Account	351,842	21,991,352
*	Fidelity Advisor Growth Opportunities Account	267,002	14,995,827
*	Credit Suisse International Equity Account	213,213	4,574,014
*	Balanced Income/Wellington Management Account	285,681	11,167,632
*	Lifetime 20 Account	89,956	2,086,194
*	Lifetime 30 Account	68,753	1,608,443
*	Lifetime 40 Account	77,817	1,742,841
*	Lifetime 50 Account	70,912	1,570,663
*	Lifetime 60 Account	15,086	313,947

*	Safeway Common Stock	70,069	1,539,043

	Participant Loans (1,183 loans, interest rates ranging from 5.25% to 10.5%)		5,441,651

	TOTAL		$147,134,713

*	Represents a party-in-interest transaction